“Delivering Profitable Growth and Performance“  Presentation by Dr. Wulf H. Bernotat, CEO
London/Frankfurt Roadshow  Goldman Sachs  November 22 - 23, 2006

Successful development since E.ON’s creation
2000-2003 Transformation into a Focused Energy Company  2003-2005 Integration and Performance
since 2005  Growth in the Energy Business
Adjusted EBIT1 in million €
3,352 4,258 5,707 6,787, 7,333 2001 2002 2003 2004 2005
1. Non-GAAP financial measure; reconciliation to consolidated net income see Annual Report 2005, p. 37, and prior annual reports as far as available.

Operational improvement in the energy business - A continuing group-wide process to create further value in million €
251 340 302 132 1,025 1,000 €1
2003 2004 2005 Jan-Sep 2006 Achieved until Sep. 2006 Target 2003-06
Operational improvement of 1bn€1 through:
- Operational excellence (e.g. best practice transfer in generation, trading and retail, interface optimization in overhead)
- Integration synergies (e.g. TXU, E.ON Ruhrgas)
- Further cost savings (e.g. procurement savings, contract re-negotiations)
Already achieved 1,025m €2  until September 30th, 2006
One off costs of 430m €3 over 3 years to achieve operational improvement
1) Equivalent U.S.-GAAP target: Net income of 650m €
2) Non-GAAP financial measure; cost reductions led to a roughly 667m € increase in consolidated net income (after taxes and minority interests)
3) Equivalent U.S.-GAAP target: Net income of 280m €

Value creation through focus on performance improvement
12% 10% 8% 6% 4% 2% 0% 9.6% 9.2% 9.9% 11.5% 12.1% 2001 2002 2003 2004 2005
ROCE1 Cost of Capital
1. Non-GAAP financial measure; for derivation see Annual Report 2005, p. 38-39, and prior annual reports as far as available.

The investment plan focuses more on selective organic growth
Investment plan 2006-08 in bn € 18.6 2.3 16.3 16.3 7.2 9.1
Financial Investments Fixed Assets Growth Investments in existing fixed assets
1. Including € 1.0 bn for renewable energy 2. Including € 0.2 bn for renewable energy 3. 100% in the gas trading and storage businesses
€ 3.0 bn increase in growth investment compared to the 2005 – 2007 investment plan
Split of Investments 2006-08 Fixed Assets Growth Power generation1 € 3.6 bn  Power transmission and distribution € 1.3 bn
Gas transmission, distribution and storage € 1.6 bn   Other € 0.7 bn   Subtotal € 7.2 bn
Investments in existing fixed assets Power generation2 € 3.6 bn   Power transmission and distribution € 4.4 bn
Gas transmission, distribution and storage € 0.7 bn   Other € 0.4 bn   Subtotal € 9.1 bn   Total  € 16.3 bn
Financial Investments Caledonia Oil and Gas  € 0.6 bn   MOL3  € 0.6 bn   Further Acquisitions in Central Europe  € 0.5 bn
Put Option on ZSE  € 0.3 bn   Other  € 0.3 bn   Total € 2.3 bn   Total Investments € 18.6 bn

All external growth opportunities are subject to E.ON’s strict strategic and financial investment criteria Strategic Criteria  Market attractiveness (returns, growth, regulation, country risk) Target attractiveness (asset quality, market position, management quality) Value creation potential (cost reduction, integration benefits, transfer of best practice) Financial Criteria   Earnings enhancing in the first full year after acquisition Returns exceeding cost of capital three years after acquisition in general  Not endanger overall group performance targets

Growing investments in power generation
U.S.-Midwest  Trimble County 2  Coal 750 MW  Start 2010  Total investment € 700 mn
Robin Rigg  Wind 180 MW  Start 2008  Total investment € 240 mn
Clean Coal Plant  Coal 450 MW  Start 2010  Total investment € 790 mn
Drakelow/Grain  CCGT 1220 MW  Start 2009 Total investment € 550 mn
Livorno Ferraris  CCGT 800 MW  Start 2008  Total investment € 432 mn
Oskarshamn  Nuclear 480 MW upgrade  Start 2006 – 2012  Total investment € 350 mn
Malmö  Gas CHP 440 MW  Start 2009  Total investment € 326 mn
Maasvlakte 3  Coal 1100 MW  Start 2010/2011  Total investment € 1.2 bn
Datteln 4  Coal 1100 MW  Start 2011  Total investment € 1.0 bn
Irsching 4 & 5  CCGT 800 & 560 MW  Start 2008 & 2011  Total investment ~ € 625 mn

E.ON continues to solidify its integrated position in Eastern Europe
E.ON involvements in power Czech Rep. ECR ECD ECE ZSE EED EDE Slovakia ETI Hungary Romania Moldova Gorna Varna Bulgaria
E.ON involvements in gas Czech Rep. PP JCP VCP JMP SMP SPP Slovakia
E.ON Földgaz Trade E.ON Foldgaz Storage Hungary KÖGÁZ  DDGAZ E.ON Gaz Romania Romania
* subject to permission of the cartel authority
Majority shareholding   Minority stake (with management control)   100% E.ON Földgaz Trade   100% E.ON Foldgaz Storage Minority stake
Expanding our presence in Eastern Europe enables us to create economies of scale and to create a market leading position as eastern European markets become more connected and converge

Gas demand in Western Europe1 is growing while domestic production is declining in bcm 535 7% 11% 26% 14% 6% 8% 28% 20054 10%
570-610  8% 12% 9% 25% 12% 4% 7% 23% 2010 18%
635-685 9% 11% 11% 11% 24% 11% 5% 19% 2015 18%
675-730 22% 10% 11% 7% 23% 9% 16% 2020 19% LNG-share in imports
Supply gap  Advanced projects3   Other non-EU imports   Algeria   Russia3   Norway   Other internal EU trade   Netherlands   Indigenous production for domestic use
E.ON’s response to Europe’s increasing reliance on gas imports2
Long-term gas import contracts remain backbone of security of supply
Equity gas to cover part of E.ON's supply needs
Contribution to necessary development of gas import infrastructure
Growth in LNG business to diversify supply sources
1. EU-25 + Romania, Bulgaria, Turkey, Norway and Switzerland
2. Basis for imports: contracted volumes and prospective contract prolongations
3. Russia without volumes via the North European Gas Pipeline (NEGP) which are included in advanced projects
4. Provisional data for 2005  Source: E.ON Ruhrgas

E.ON's gas upstream strategy: Strengthen and diversify supply

Long term targets:

- Build gas upstream position of up to ~ 15 - 20% of the E.ON Ruhrgas supply portfolio
- Target regions: North Sea (UK, Norway), Russia. Africa & Middle East under evaluation in combination with LNG

Implementation status:

- E.ON Ruhrgas gas supply 2005: ~ 59 bcm
- Gas production from North Sea: Up to 5% of current E.ON Ruhrgas supply[1]
- Gas production from Russia: Up to 10 % of current E.ON Ruhrgas supply[2]

British North Sea



Sleipner
St. Fergus
Scoter
Elgin
Glenelg
Franklin
Draupner
Stavanger
Norway
Edingburgh
SEAL
Ekofisk
Danmark
Nybro
Teesside
Hunter
Johnston
Ravenspurn North
Minke
Orca
Dimlington
Theddlethorpe
UK
Bacton
Emden

Norwegian North Sea



Skarv
Norne
Viktoria
Åsgard
Heidrun
Kristin
Haltenbanken Vest
Mikkel
Njord
Draugen
Ormen Lange
Tjeldbergodden
Njord
Norwegen
Großbritannien
Dänemark
Deutschland

Russia



FSU
Geofizika
Antipa
Jamburg
Novoport
Kharasuta
S. Urengoy
Zapoljarnoje
Medvezhje
Jamsovey
Yushno Russkoje

1. When all gas fields of E.ON Ruhrgas UK North Sea Ltd. are in production
2. When Yushno Russkoje has reached plateau production

10

Framework agreement between E.ON and Gazprom on upstream/downstream asset swap

E.ON and Gazprom agree on the joint development of the Russian gas field Yushno Russkoje – Gazprom receives participations in E.ON's Hungarian assets

- E.ON receives 25% - 1 share in Yushno Russkoje[1]
- Gazprom receives 50% - 1 share in E.ON Földgáz Trade and E.ON Földgáz Storage and 25% + 1 share in E.ON Hungária, which holds E.ON's gas and power distribution & retail businesses in Hungary
- Gazprom participations subject to approval of relevant Hungarian and EU authorities
- Final agreement intended to be signed by the end of the year



Gas field
Existing transit pipeline
Proposed or under construction
Barents Sea
Kara Sea
Yamal
Stockmann
Kharasavey
Bovanenko
Yamburg
Urengoy
Medvezhye
Yamsovey
Zapolyarnoye
Yushno Russkoje
NEGP
Orenburg
Karachaganak
Astrakhan
Hungary
Shurtan
Shatlyk
Sovetabad/ Dauletabad

1. Via 25% - 1 share in Severneftegazprom, i.e. the license holder for Yushno Russkoje

11

e·on

E.ON contributes to the necessary development of Europe's gas import infrastructure

Nord Stream (Northern European Gas Pipeline)
Construction of two parallel pipelines with a capacity of 27.5[1] bcm each (55[1] bcm in total). Investment (100%) of € 2.0 – 2.4 bn for the first line, and of ≥ € 4 bn for both. Commissioning of the first line in 2010. E.ON's share 24.5%.

BBL
Construction of a new pipeline with a capacity of 16.5 bcm between Balgzand in the Netherlands and Bacton in the UK. Completion at the end of 2006. E.ON's share 20%.

Interconnector
Increase of the capacity of the Interconnector from 8.5 bcm to approx. 23.5 bcm by late 2006. E.ON's share 23.6%.


Gas field
Existing transit pipeline
Proposed or under construction
Barents Sea
Kara Sea
Stockmann
Kharasavey
Yamal
Bovanenko
Yamburg
Urengoy
Medvezhye
Yamsovey
Zapolyarnoye
Nord Stream
BBL
Interconnector
Orenburg
Karachaganak
Astrakhan
Shatlyk
Shurtan
Sovetabad/ Dauletabad

1. Based on 10.3 kWh/m³, 20° Celsius

12

E.ON is planning its first German LNG project in Wilhelmshaven as well as the construction of an LNG terminal on Krk  Wilhelmshaven Technical design study initiated after positive conclusion of feasibility study Capacity planned 10 bcm/a   Investment (100%) estimated at around € 0.7 bn Commissioning expected for 2010 or 2011 Krk Alliance agreement between E.ON Ruhrgas and Adria LNG to study the feasibility of an LNG terminal on the island of Krk in Croatia  Capacity envisaged approx. 10 bcm/a   Commissioning planned for end 2011   Planned inclusion of LNG imports in line with E.ON‘s strategy to broaden the basis for gas supplies  Existing LNG terminal (some with expansion planned /ongoing)  LNG terminal under construction  LNG terminal planned  Wilhelmshaven  Krk

The combination of E.ON and Endesa creates the world’s leading power and gas company Global Scale  Europe1   327 TWh power generation    515 TWh power sales    931 TWh gas sales     41 million customers2    The Americas1    94 TWh power generation    93 TWh power sales    13 million customers     E.ON  Endesa
1.  2005 figures  2.  Majority controlled customers  3.  Adjusted EBITDA for E.ON; EBITDA for Endesa  4.  Generation mix (TWh) as of 2004  Sources: Endesa presentations and reports; E.ON    Diversified earnings3  Iberia UK Nordic Italy / France European Gas Latin America US Central Europe 20% 9% 7% 5% 12% 11% 4% 32%    Diversified generation4  Nuclear Hydro  Gas/Oil Other Coal  25%  16% 17%  1%  40%

The combined Pan-European presence will provide new value creation opportunities and is in line with EU vision   European markets emerging  Regional power markets  European gas market   European CO2 market  Global LNG and coal  markets    EU Vision:  One European market    Priority Axes identified by the EC TENS Program for power transmission strengthening    Nordic market  GB/IRL market  Baltic market  Eastern Europe Market  Western Europe Market  SE Europe Market  Italian market zone   Iberian market Mibel

E.ON gains access to significant new growth potential    Developed & moderate growing markets with E.ON presence    Average annual growth rate of power generation 2001-04 S&P country rating    1. CEE includes Czech Republic, Slovakia, Hungary, Poland, Romania, and Bulgaria    2. 2000 to 2004  3.  LatAm (Latin America) includes Chile, Argentine, Brazil, Columbia, and Peru    Source:  BP Statistical Review 2005    6%  4%  2%  0%  USA CEE1  GER  UK SWE2  AAA BB+ to A  AAA  AAA  AA+
Complemented by faster growing markets with Endesa presence   6%  4%  2%  0%  ESP LatAm3   ITA  FRA  AAA B- to A   AA-   AAA

E.ON’s offer for Endesa: main next steps CNMV Approval  Withdrawal of the offer of Gas Natural   No  Courts withdraw injunctions against Gas Natural – Gas Natural bid “unblocked”  Yes  Offer(s) put to Shareholders – Tender period begins  Final Bids from E.ON and Gas Natural in “Sealed Envelope”   Endesa General Meeting: Changes in By-Laws  End of Acceptance Period

Regulation of network charges in Germany


E.ON Hanse
E.ON Westfalen Weser
E.ON Mitte
E.ON edis
E.ON Avacon
E.ON Thüringer Energie
E.ON Bayern

Difference between allowed and requested network fees

	Electricity	Gas
E.ON Netz[1]	-16%[2]	-
E.ON Avacon	-5% / -13%	-10.7% / -16.5%
E.ON Bayern	-12%	t.b.a.
E.ON Edis	-14%	-9.8%
E.ON Hanse	-11%	-8.7%
E.ON Mitte	-14%	-11%
E.ON Thüringer Energie	-14%	-9.5%
E.ON Westfalen-Weser	-12%	-9.8%

- Differing interpretations of new rules, with BNetzA unduly disadvantaging network operators.
- Main points of contention with BNetzA:
  - Calculation of the equity portion of the asset base
  - Valuation of the fixed assets
  - Treatment of the trade tax
- Estimated ~€ 0.7 bn negative impact on 2006 adjusted EBIT, mainly within market unit Central Europe.
- Outlook for market unit Central Europe takes regulatory risks into account. Adjusted EBIT expected to be higher in 2006.

1. Electricity network only
2. 9% compared to status quo

18

Returning value to E.ON shareholders   € 4.6 bn of dividends paid out in 2006   The 2005 ordinary dividend of € 2.75 per share (€ 1.8 bn) corresponds to a payout ratio of 49%.    Special dividend of € 4.25 per share (€ 2.8 bn) paid additionally in May 2006 to return the value of our Degussa stake to our shareholders.    Commitment to achieving a payout ratio of 50% to 60% of adjusted net income by 2007.   +18.5%  +9.4%  +14.3%  +17.5%  +17%  1.35 €  1.60 €  1.75 €  2.00 €  2.35 €  2.75 €  2000  2001  2002  2003  2004  2005

E.ON Group – Financial highlights  Nine Months in million €   Sales  Adjusted EBITDA2  Adjusted EBIT3  Consolidated net income  Adjusted net income4  Cash provided by operating activities   Free cash flow5  Net financial position6      2006  49,451   8,441   6,064   2,629   3,386   4,492   1,934   1,039    20051   39,520   7,629   5,504    6,399   2,688   4,742   2,878   3,8637   +/-%   +25   +11   +10   -59   +26   -5   -33   -73    1)  Figures adjusted for discontinued operations  2)  Non-GAAP financial measure; reconciliation to consolidated net income see Interim Report III, p. 9  3)  Non-GAAP financial measure; reconciliation to consolidated net income see Interim Report III, p. 9 and p. 38-39  4)  Non-GAAP financial measure; reconciliation to consolidated net income see Interim Report III, p. 10     5)  Non-GAAP financial measure; reconciliation to cash provided by operating activities see Interim Report III, p. 11   6)  Non-GAAP financial measure; reconciliation see Interim Report III, p. 12  7)  Net financial position as of December 31, 2005

E.ON Group – Adjusted EBIT by market unit  Nine Months in million €    Central Europe   Pan-European Gas   U.K.   Nordic   U.S. Midwest   Corporate Center   Core Energy Business    Other Activities2   Adjusted EBIT3     2006   3,243   1,596   710   437   285   -260   6,011   53   6,064    2,0051   2,945   1,125   715   581   277   -260   5,383   121   5,504    +/-%   +10   +42   -1   -25   +3   -  +12   -56   +10     1)  Figures adjusted for discontinued operations   2)  This segment consists of Degussa which is accounted for using the equity method  3)  Non-GAAP financial measure; reconciliation to consolidated net income see Interim Report III, p. 9

E.ON Group - Outlook 2006    Expected adjusted Group EBIT    To be above the high level of 2005    Expected adjusted EBIT by Market Units:   Central Europe  To be above 2005 level    Pan-European Gas  To markedly exceed 2005 level   U.K.   To be significantly higher than 2005 figure    Nordic  To be significantly below 2005 strong figure    U.S. Midwest  To slightly exceed 2005 level    Expected net income  Not to repeat extraordinary high 2005 level

E.ON’s proven management philosophy   Performance & Integration    Continued drive for better performance across all markets  Integration of the acquired business a priority   Standardized processes across businesses, maximizing efficiency   Focused investments   Strengthen the integrated power and gas business in existing markets  Expanded platform for growing the business organically and through focused investments  Active portfolio management   Continue to manage actively the portfolio  Constant review of portfolio with respect to strategic fit and value creation   Financial discipline    Strict financial discipline   Continued commitment to a strong balance sheet

Our vision: “E.ON - the world´s leading power and gas company"

Back-up Charts

e·on

E.ON Group – Transformation into a pure energy group almost completed[1)]

in billion €

Acquisitions	Transaction Volume	Closing Date
Powergen/LG&E	15.3	07/02
Ruhrgas (100%)	11.2	01/03
TXU retail business	2.5	10/02
E.ON Energie (Sydkraft, EDASZ, ZSE, Thüga stakes, EAM, EMR, HeinGas, EZH, Espoon Sähkö, EWW, NRE)	10.1	
Graninge	1.1	11/03
Midlands Electricity	1.6	10/03
Distrigaz Nord	0.3	06/05
Bulgaria Power Distributors	0.2	10/04
Moldova	0.1	09/05
Caledonia Oil and Gas Ltd.	0.7	11/05
MOL Gas Trade and Storage	1.1	03/06
	44.2	

Divestments	Transaction Volume	Closing Date
E-Plus	4.3	02/00
Cablecom	1.0	03/00
Gerresheimer Glas	0.5	07/00
VEBA Electronics	2.6	10/00
VIAG Interkom	11.4	02/01
Orange	1.8	11/00
VEBA Oel	6.8	07/02
Klöckner & Co	1.1	10/01
VAW aluminium	3.1	03/02
Degussa	5.7	02/03
Stinnes	2.8	10/02
Schmalbach-Lubeca	2.3	12/02
Bouygues Telecom	1.1	12/03
Gelsenwasser	0.9	09/03
Viterra Energy Services	0.9	06/03
swb	0.3	11/03
EWE	0.5	01/04
VNG	0.8	01/04
Union Fenosa	0.2	01/04
Degussa (3.62%)	0.3	05/04
Viterra	7.0	08/05
Ruhrgas Industries	1.5	09/05
Degussa (42.86%)	2.8	07/06
	59.7	

1. Only major transactions

Total transaction volume: approx. € 104 billion

26

Significant growth steps since 2003     Small and medium size investments of more than € 7 bn  Upstream-Projects in the North Sea, including Caledonia, Njord
Construction of off-shore wind power     Enfield gas-fired power station  Acquisition of Midlands Electricity  Share increase Interconnector;  BBL gas pipeline   NRE Energie   Expansion of German gas infrastructure to increase supply to UK/IT  Investments in Italy (especially Thüga in Northern Italy; recently CCGT plant in Livorno)
Entered the Bulgarian power market   Entered the Romanian power and gas markets Acquisition of MOL Gas Trade and Storage   Consolidation of Czech downstream activities  Acquisition of Graninge

Development of power prices in selected markets   EEX, UK, Nord Pool, French and US Forward prices Cal 2007    Last 12 Months   October 2006
EUR/ MWh 90  80  70  60  50  40  30  20   1.10.05   1.1.06   1.4.06   1.7.06   1.10.06   01.10   16.10   31.10   Key drivers   UK forward prices appear to be driven mainly by the UK natural gas prices.   Nordic forward prices appear to be driven mainly by the hydrological situation.    Mainland European forward prices appear to be driven by coal, gas and CO2 prices.    US forward prices appear to be driven by US gas prices.    Legend  UK Cal 07 Base Load (EUR/MWh)   French Cal 07 Base Load (EUR/MWh)   EEX Cal 07 Base Load (EUR/MWh)    Nord Pool Cal 07 Base Load (EUR/MWh)   US Cal 07 Base Load (EUR/MWh)

Europe – Coal- and CO2-prices    Coal, ARA – Last 12 months  October 2006   USD/t   90  80  70  60  50  40    CO2-Price-Index (NAP 1 + 2) – Last 12 months   October 2006   EUR/t   35   30  25  20  15  10  5   1.10.05   1.11.05   1.12.05   1.1.06   1.2.06   1.3.06   1.4.06   1.5.06   1.6.06   1.7.06  1.8.06  1.9.06  1.10.06  1.10.06  8.10.06  15.10.06  22.10.0  29.10.0   1)  Gas-fired plants emit less CO2 than coal-fired plants.  Therefore, lower demand for CO2 allowances is expected.  Key Messages
Coal – Coal prices increased during October as a result of on-going higher demand from Nordic countries which are compensating for the below-average hydrological situation. In addition, a shortage of railcars for coal transports in Russia have also supported the European coal prices    Freight – The freight rates have increased due to higher demand for shipments into China.   CO2- CO2 prices for NAP-I have decreased by another 10% in October due to lower fuel prices and warmer than normal temperatures. Additionally, the market for NAP-I allowances still seems to be oversupplied. The price for NAP-II allowances remained almost unchanged as market participants still believe that the European Commission will assess the submitted NAPs very strictly.    Legend   Coal forwards for year+1 (2006/2007)   Coal forwards for year+2 (2007/2008)   CO2-Price-Index (2006) – NAP-1 phase   CO2-Price-Index (2008) – NAP-2 phase

Coal, CO2 and German power prices   EUR/t(coal), EUR/MWh (power   70 65 60 55 50 45   1.4.06 15.4.06 29.4.06 13.5.06 27.5.06 10.6.06 24.6.06 8.7.06 22.7.06 5.8.06 19.8.06 2.9.06 16.9.06   35 30 25 20 15 10    Coal API#2 Yr 2007   EEX Base Yr 2007   CO2 (current year)   EUR/t(CO2

Germany - Regulation of network fees    Gas transmission: exemption from cost regulation accepted if grid-to-grid competition in transmission can be proved.  Gas distribution and electricity: calculation of allowed costs largely identical.   Cost of Capital: Return on equity 6.5% real (electricity) and 7.8% real (gas distribution) post trade tax; for new investment: 7.91 % nominal (electricity) and 9.21% nominal (gas distribution) post trade tax.   Maximum level of accepted equity ratio for cost calculation: 40%.    Corporate tax allowance to be fully included with implementation of incentive regulation.   Cancellation of netting out of accumulated regulatory depreciation and re-investment.   Benchmarking of network charges of “comparable” network operators.

BNetzA concept for incentive regulation in Germany   Start expected in 2008   Regulatory cost review for setting of initially allowed revenues  Complete reduction of any inefficiencies within 6-8 years through a revenue cap adjusted on an annual basis, especially with regard to:  inflation    general revenue reduction targets (1.5% to 2% p.a. suggested)   individual revenue reduction targets (based on benchmarking)  Separate monitoring and regulation of quality   Next steps  Order issuance by the Ministry of Economics (expected until end of the year 2006)  Coordination with Upper House (expected begin of the year 2007)  Implementation by BNetzA and German State authorities

Regulation in Germany - Substantial negative impact on Group adjusted EBIT due to reductions in network charges    Nine Months in million €   700 600 500 400 300 200 100 0  537 60 477  519 46 473  18 14 4  Power Gas  E.ON Group Central Europe Pan-European Gas  700 600 500 400 300 200 100 0  537 4 533  519 4 515  18
E.ON Group Central Europe Pan-European Gas  Provisions for retroactive application  Lower network charges

Regulation-induced impairments on gas distribution activities   Nine Months in million €  600 500 400 300 200 100 0  547 359 188  251  251  € 227m on own networks and € 24m on other shareholdings  296 108 188  Other shareholdings at Pan-European Gas   Thüga shareholdings in municipal distribution network operators  E.ON Group Central Europe Pan-European Gas   EBIT-effective Non-operating

Germany - Only network access fees are regulated    2006 (assumed consumption for a household: 3,500 kWh/a)  Average price for households1: 19.46ct/kWh
CHP & Renewables Act 1.03 ct/kWh  Eco tax 2.05 ct/kWh  Concession fee2 1.79 ct/kWh  VAT 2.68 ct/kWh  Grid access fees3 6.18 ct/kWh  Only grid fees are regulated (32%) Generation/Sales 5.73 ct/kWh 1. Electricity supplied to households; annual sales volume 3,500 kWh. 2. Concession fees very from city to city depending on number of residents. 3. Arithmetic medium for network fees as published by VDN, April 2005. Sources: VDN, VDEW

Germany - Development of household power prices in Ct/kWh 2006 (assumed consumption for a household: 3,500 kWh/a)  European comparison  Greece Czech Republic Great Britain Spain France Austria Ireland Luxembourg Germany Netherlands Italy Denmark  7 9.9 10.2 11.5 12 13.4 14.9 16 18.3 20.9 21.1 23.6  German development   1990 17.49 5.11 12.38  1992 18.31 5.2 13.11  1994 18.99 5.58 13.41  1996 17.49 4.09 13.40  199817.11 4.2 12.91  2000 13.94 5.32 8.62 2002 16.11 6.41 9.70  200417.96 7.15 10.81  2006 19.46 7.55 11.91  Sources: Eurostat; Statistisches Bundfesamt, VDFW  Generation, grid access fees, sales  State burdens

Natural gas prices in Germany - High tax burden of 25 percent  Average price for households1: 5.08 ct/kWh  VAT 13% 0.7 ct/kWh  Eco taxes 11% 0.55 ct/kWh   oncession fees 1% 0.03 ct/kWh  Import/Production, Transportation, Distribution 75% 3.80 ct/kWh  1. Related to an average price for a fully supplied household (as of January 2006)   Source: E.ON

Gas price adjustment  Oil indexation  Main competitors of natural gas are gas oil and fuel oil.  Long-term contracts need an automatic indexation. Oil indexation secures competitive gas prices.  Example for oil indexation : Price adjustment every 3 months; 1.1./1.4./1.7./1.10.  - Reference period 6 months - Time lag 3 months  Reference period Time lag Gas price adjustment  Reference period Time lag Gas price adjustment  Reference period Time lag Gas price adjustment  Apr 03 May 03 June 03 Jul 03 Aug 03 Sep 03 Oct 03 Nov 03 Dec 03 Jan 04 Feb 04 Mar 04 Apr 04 May 04 Jun 04 July 04 Aug 04 Sep 04 Oct 04

e·on

For the 2005-2007 trading period, E.ON has received CO_2 allowances of about 77.4 million tonnes CO_2 per year

	UK	Germany	Sweden
Reduction	Overall 0.2% Energy sector: 21.5% Industry: increase (allocation based on projections)	Overall: 0.4 % no sector specific allocation, but 0 – 7.5% due to application	Overall: no reduction Energy sector: 20% (main energy source is non fossil) Industry: 0 %
New Built allocation	No transfer rule. New entrance reserve 18.9 mn t or 7.7% of budget allocated New built allocation to Energy sector based on BAT or BM	Transfer rule from old to new installations New entrance reserve 3 mn t or 3.1% of budget New built allocation to generators based on fuel type benchmark	Energy sector has to buy. New entrance reserve 1.8 mn t or 2.3% of budget
Early Action & CHP	no early action new CHP free	early action CHP free	no early action CHP reward
NAP Focus	Environmental delivery	Security of Supply	Environmental delivery

39

The current status of the discussed NAPs for phase II will not lead to significant changes in the system   Reduction  Incumbent allocation  New Built allocation  JI/CDM Cap  Auction   UK  Overall: 12.3%   Energy sector: 18.6%  Industry: no reduction  Based on historic production 2000 - 2003 using 5 benchmarks, 7% auctioning
90% for power industry  95% for all other new entrants allocated on benchmarks  8% on installation, in total 19.5 mn t p.a.  7% Germany  Overall: 5.7%   Energy sector: 15%   Industry: 1.25%  Based on historic emissions   2000 - 2005, no auctioning  Transfer rule from old to new installations. New entrance budget allocated with fuel type benchmarks and high load factor (7,500 h)   12% on installation, in total 60 mn t p.a.   probably not   Sweden  Overall: 2.6%   Energy sector: 20%   Industry: no reduction
Based on historic emissions   1998 - 2001, no auctioning  First come - first serve on gas-type benchmark, only for CHP,  other plants have to buy   20% on installation  No

E.ON's share in plateau production of Yushno Russkoje: 6.25 bcm, ~10% of current E.ON Ruhrgas supply[1]



Yushno-Russkoje
Russanov
Malyugin
Tasiya
Leningrad
Kharasavey
Kruzenshtern
Bovanenko
Severo-Tambey
Jushno-Tambay
Utro
Karasee
Geofizika
Arktik
Antipayuta
Taymyrskiy
Dudinka
Arkhangel'skaya Oblast
Vorkuta
Labytnangi
Salekhard
Novoport
S.-Jamburg
Jamburg
Jurkarov
S.-Urengoy
Kharsuta
Urengoy
Medvezhje
Jushno-Russkoje
Stary Nadym
Nadym
Jubilje
Jamsovey
Gubkin
Beregovoy
V-Tarkosale
Zapadno-Tarkosale
Tyumenskaya Oblast
Komsomol
Kharampur
Berëzovo
Beloyarskiy
Punga
Nyagan'
Noyabr'sk
Sovetskiy
Krasnoleninskiy
Surgut
Noyagansk
FSU
Supergiant
Giant (> 100 Mrd. m³)
Gasfeld
Erdgasleitungssystem
vorhanden
geplant
Eisenbahn
vorhanden
geplant
0
100
200 km

1. Based on E.ON Ruhrgas gas supply 2005 of 686 TWh converted at 11.5 kWh/m³
2. Explored reserves according to Russian standards

- One of the largest Russian gas fields located in Western Siberia
- Gas reserves[2]: > ~ 700 bcm
- Long-life asset: > 25 years production
- Projected start of production: 2007
- Plateau production: ~ 25 bcm/a (equivalent to total yearly demand of Spain or ¼ of yearly demand in UK)
- Investment for field development (100%): ~ € 1 bn
- Easy to develop due to:
  - Excellent reservoir quality
  - Favorable shallowness of field (800 – 900 m depth)
  - Proximity to existing infrastructure

41

In addition to our plans to create new capacity of 2,000 MW by 2012, a further 3,000 MW can be made available within a very short timeframe
New capacity and flexibility through boosting capacity, lifetime extensions for power plants & demothballing
Option 1 New construction  of CCGT and hard coal power plants Capacity Increase:  2,000 MW   Timeframe:  In operation by 2012
Option 2 Demothballing of power plants   Capacity Increase: 1,500 MW   Timeframe:   short Option 3 Lifetime Extension of conventional power plants
Capacity Increase: 1,000 MW   Timeframe:   short  Option 4 Boosting Capacity of power plants    Capacity Increase: 500 MW   Timeframe:   short

E.ON Group - Financial highlights  in million €  Sales 56,399 46,742 +21  Adjusted EBITDA2 10,272 9,741 +5  Adjusted EBIT2 7,333 6,787 +8
Consolidated net income 7,407 4,339 +71  Capital employed 60,398 59,063 +2  ROCE (in %)3 12.1 11.5 +0.64  Cost of capital (in %) 9.0 9.0 -  Cash provided by operating activities 6,601 5,840 +13  Free cash flow5 3,611 3,228 +12  Net financial position6 3,863 -5,483 -  1) Figures adjusted for discontinued operations with the exception of net financial position   2) Non-GAAP financial measure; reconciliation to consolidated net income see Annual Report 2005, p. 37 3) Non-GAAP financial measure; see derivation in Annual Report 2005, p. 38-41 4) Change in percentage points 5) Non-GAAP financial measure; reconciliation to cash provided by operating activities see Annual Report 2005, p. 45 6) Non-GAAP financial measure; reconciliation see Annual Report 2005, p. 47

Market units - Key financial figures1 2005  in million €  Central Europe Pan-European Gas U.K. Nordic U.S. Midwest Corporate Center Core Energy Business Other activities2 E.ON Group  Sales Adjusted EBITDA Adjusted EBIT Capital Employed ROCE (%)Pre-tax CoC (%) Oper. Cash- flow Value Added  24,295 17,914 10,176 3,471 2,045 -1,502 56,399 56,399  5,284 1,939 1,550 1,193 560 -386 10,140 132 10,272  3,930 1,536 963 806 365 -399 7,201 132 7,333  17,969 13,355 12,642 7,066 6,625 782 58,439 1,959 60,398  21.9 11.5 7.6 11.4 5.5 - 12.3 12.1  9.0 8.2 9.2 9.0 8.0 - 9.0 9.0  3,020 1,999 101 746 214 521 6,601 6,601  2,318 441 -202 170 -166 - 1,929 -57 1,872  1. Non-GAAP financial measures; for derivation and reconciliation see Annual Report 2005, p. 80, p. 86, p. 92, p. 96, p. 98, p. 40 and p . 174.  2. This segment consists of Degussa which is accounted for using the equity method

E.ON Group - Split of gross external debt1   as of September 30, 2006, in billion €  Central Europe Pan-European Gas U.K. Nordic U.S. Midwest Corporate Center E.ON Group  Bonds 0,0 0,0 0,4 0,6 0,8 7,3 9,1  Commercial Paper 0,0 0,0 0,0 0,3 0,0 0,9 1,2  Bank Loans / others 1,3 0,6 0,2 0,5 0,0 0,1 2.7  Gross External Debt 1 1,3 0,6 0,6 1,4 0,8 8,3 13,0  Split by Market Unit   10% 5% 5% 11% 6% 64%  Central Europe Pan-European Gas U.K. Nordic U.S. Midwest Corporate Center  Split by Maturity   22% 27% 7% 4% 4% 36%  2006 2007 2009 2010 2011-2016 After 2016  Split by Currency 2   45% 28% 15% 12%  Eur GBP USD SEK  1) Non-GAAP financial measure; gross external debt equals financial liabilities to banks and third parties, see Interim Report III, p. 12   2) Before hedging

E.ON‘s past communication regarding financial targets   Ratios communicated as being "compatible with an A+ Rating“  Definition Targets Actual Ratios 2005
Gearing (Net financial position + Pensions and Nuclear Provisions)/ Shareholders‘ Equity + Minority Interest  EBITDA/ Net Interest (EBITDA / Net financial Interest)
EBITDA/ Net Debt (EBITDA / Net financial Debt)  80-100% about 10x about 0.5 -1.0x  37% 45.9x n.a.  Financial targets are currently being revised and will be communicated post-Endesa

E.ON‘s ratings compared to its peer group   Standard & Poor's Moody's As of October 26, 2006  EdF AA- negative Aa1 stable   GdF AA- watch neg. Aa1 rev. down   E.ON AA- watch neg. Aa3 rev. down  Enel A+ negative Aa3 stable   Scottish & Southern A+ stable A1 stable   RWE A+ negative A1 stable  Endesa A watch neg. A3 negative   Vattenfall A- stable A2 stable   Scottish Power A- stable Baa1 stable  Moody‘s (Aa3/ P-1, „review for possible downgrade“)  On February 22, 2006, Moody’s has placed its Aa3 credit rating of E.ON AG on review for a possible downgrade, following the announcement by E.ON that it has made an offer to acquire 100% of the shares in Endesa SA.  “Moody’s says that, if the acquisition were to be successful, the most likely outcome would be an E.ON AG rating that is a weakly positioned at A2.”  On September 28, 2006, Moody’s decided to extend its review for downgrade to E.ON’s short-term P-1 rating.   Standard & Poor‘s (AA-/ A-1+, „creditwatch negative“)  On February 21, 2006, Standard & Poor’s has placed its AA-/ A-1+ credit rating of E.ON AG on creditwatch with negative implications, following the   announcement by E.ON that it has made an offer to acquire 100% of the shares in Endesa SA. “Based on current information and statements by the company, the ratings are unlikely to be lowered by more than two notches, however.”  positive = positive outlook, negative = negative outlook, rev. down. = review for possible downgrade, watch neg. = creditwatch negative

Market unit ratings within the E.ON Group  as of September 30, 2006  E.ON AG E.ON International Finance B.V. E.ON UK Finance plc Aa3 rev. down. / AA- watch neg
E.ON Energie AG   E.ON Nordic Holding   E.ON Ruhrgas AG    E.ON UK plc A3 rev. down. / A- stable  E.ON US Investment Corp.   E.ON Sverige AB A stable   Powergen Retail Ltd Baa1 stable / A- stable  E.ON U.S. LLC A3 stable / BBB+ stable   Avon Energy Partners Holding A3 rev. down.  Powergen (East Midlands) Investments A3 rev. down. / A- stable  Central Networks plc A3 stable   Central Networks East plc A3 stable / A- stable  Central Networks West plc A3 stable   E.ON U.S. Capital Corp A3 stable  Louisville Gas and Electric A2 stable / BBB+ stable1   Kentucky Utilities A2 stable / BBB+ stable2   1 Senior secured debt rating is A1 stable /A- stable    2 Senior secured debt rating is A1 stable/ A stable   rev. down. = review for possible downgrade    watch neg. = creditwatch negative

This presentation does not constitute an invitation to sell or an offer to buy any securities or a solicitation of any vote or approval. Endesa investors and security holders are urged to read the Spanish prospectus from E.ON regarding the Spanish tender offer for Endesa because it contains important information. Furthermore, Endesa investors and security holders should read the U.S. tender offer statement from E.ON regarding the proposed U.S. tender offer for Endesa, when it becomes available, because it will contain important information. The Spanish prospectus and certain complementary documentation were authorised in Spain by the Spanish Comisión Nacional del Mercado de Valores (the “CNMV”). Likewise, a U.S. tender offer statement will be filed in the United States with the U.S. Securities and Exchange Commission (the “SEC”). Investors and security holders may obtain a free copy of the Spanish prospectus and its complementary documentation from E.ON, Endesa, the four Spanish Stock Exchanges, Santander Investment Bolsa SV SA, Santander Investment SA, Corredores de Bolsa, and elsewhere. The Spanish prospectus is also available on the websites of the CNMV (www.cnmv.es), E.ON (www.eon.com), and elsewhere. Likewise, investors and security holders may obtain a free copy of the U.S. tender offer statement, when it is available, and other documents filed by E.ON with the SEC on the SEC’s web site at www.sec.gov. The U.S. tender offer statement and these other documents may also be obtained for free from E.ON, when they become available, by directing a request to E.ON AG, External Communications, Tel.: 0211- 45 79 - 4 53.

This presentation may contain forward-looking statements. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of E.ON and Endesa and the estimates given here. These factors include the inability to obtain necessary regulatory approvals or to obtain them on acceptable terms; the inability to integrate successfully Endesa within the E.ON Group or to realize synergies from such integration; costs related to the acquisition of Endesa; the economic environment of the industries in which E.ON and Endesa operate; and other risk factors discussed in E.ON’s public reports filed with the Frankfurt Stock Exchange and with the SEC (including E.ON’s Annual Report on Form 20-F) and in Endesa’s public reports filed with the CNMV and with the SEC (including Endesa’s Annual Report on Form 20-F). E.ON assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

E.ON prepares its consolidated financial statements in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). This presentation may contain references to certain financial measures (including forward looking measures) that are not calculated in accordance with U.S. GAAP and are therefore considered "non-GAAP financial measures" within the meaning of the U.S. federal securities laws. E.ON presents a reconciliation of these non-GAAP financial measures to the most comparable U.S. GAAP measure or target, either in this presentation, in its Interim Report II, or on its website at www.eon.com. Management believes that the non-GAAP financial measures used by E.ON, when considered in conjunction with (but not in lieu of) other measures that are computed in U.S. GAAP, enhance an understanding of E.ON's results of operations. A number of these non-GAAP financial measures are also commonly used by securities analysts, credit rating agencies, and investors to evaluate and compare the periodic and future operating performance and value of E.ON and other companies with which E.ON competes. These non-GAAP financial measures should not be considered in isolation as a measure of E.ON's profitability or liquidity, and should be considered in addition to, rather than as a substitute for, net income, cash flow provided by operating activities, and the other income or cash flow data prepared in accordance with U.S. GAAP. The non-GAAP financial measures used by E.ON may differ from, and not be comparable to, similarly titled measures used by other companies.